Exhibit 99.1

China Bat Group, Inc. Provides Notice of Proposed Settlement of Derivative Litigation

BEIJING, April 12, 2019 /GLOBE NEWSWIRE/ -- China Bat Group, Inc. (Nasdaq: GLG) (the “Company”), an emerging used luxurious car rental service provider headquartered in Beijing, China, today announced that on April 4, 2019 the Company received a court order preliminarily approving the Stipulation of Settlement (the “Stipulation”) entered into on January 18, 2019 in the shareholder derivative action filed in the U.S. District Court Southern District of New York, Kodali v. Qin, et al., Case No. 1:15-00806 (the “Derivative Litigation”).

Pursuant to the Stipulation, the Company will adopt certain corporate governance measures and procedures, and the Company’s insurer will pay $82,500 to the plaintiff’s counsel and a service award of $1,000 to the plaintiff. Under the settlement, the settling parties intend to fully, finally, and forever compromise, resolve, discharge, and settle the released claims and to result in the dismissal of the Derivative Litigation with prejudice, upon the terms and subject to the conditions set forth in the Stipulation.

On April 4, 2019, the Court issued an order preliminary approving the proposed settlement and providing for the notice of the settlement to be made to the Company’s shareholders. The full Notice of Proposed Settlement of Derivative Action and Stipulation and Agreement of Settlement are available on the Company’s Investor Relations page (http://ir.imbatcar.com/).

About China Bat Group, Inc.

China Bat Group, Inc. (Nasdaq: GLG) is an emerging used luxurious car rental service provider in China. The used luxurious car business is conducted under the brand name “BatCar” by the Company’s VIE entity, Tianxing Kunlun Technology Co. Ltd, from its headquarters in Beijing. Utilizing a streamlined, digital, transaction process, the Company endeavors to provide the best possible rental experience for its customers. For more information please visit https://www.imbatcar.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Commercial Credit, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Ms. Tina Xiao

Ascent Investor Relations LLC

Email: tina.xiao@ascent-ir.com